Exhibit 99.01

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Rovion, Inc.

We have audited the consolidated balance sheets of Rovion, Inc. (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations,  stockholders’ equity, and cash flows for each of the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.   An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement  presentation.   We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the  consolidated financial position of the Company as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ HASKELL & WHITE LLP

Irvine, California
November 11, 2010

ROVION, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 and 2008

	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$107,300	$201,600
Accounts receivable, net	184,500	240,900
Unbilled receivables	-	9,700
Prepaid expenses	9,700	4,700
Total Current Assets	301,500	456,900

Property and equipment, net	39,000	54,100
Security deposits	3,500	11,200
Intangible assets	1,577,900	1,577,900
Total Assets	$1,921,900	$2,100,100

LIABILITES AND STOCKHOLDERS' EQUITY

Line of credit	$64,900	$64,900
Notes payable, current portion	82,200	36,700
Accounts payable	125,600	74,100
Accrued expenses	52,100	18,000
Accrued separation obligations	-	13,200
Deferred rent	46,800	46,900
Deferred revenues	175,300	169,100
Capital lease obligations, current	5,500	-
Total Current Liabilities	552,400	422,900

Notes payable, less current portion	10,800	18,100
Capital lease obligations, less current portion	3,700	-
Total Liabilities	566,900	441,000

Common Stock, $0.01 par value; 25,000,000 shares authorized,
13,507,357 issued and outstanding at
December 31, 2009 and 2008	135,000	135,000
Treasury stock, at cost	(145,000)	(145,000)
Additional paid-in capital	7,905,400	7,787,300
Accumulated deficit	(6,540,400)	(6,118,200)
Total Stockholders' Equity	1,355,000	1,659,100
Total Liabilities and Stockholders' Equity	$1,921,900	$2,100,100

See accompanying notes to consolidated financial statements.

ROVION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 and 2008

	2009	2008

Revenue	$1,643,000	$2,031,000
Cost of sales	369,900	414,900
Gross profit	1,273,100	1,616,100

Operating Expenses
General and administrative	281,000	1,171,300
Sales and marketing	648,000	580,600
Research and development	757,600	573,900
Total Operating Expenses	1,686,600	2,325,800

Loss From Operations	(413,500)	(709,700)

Other Income (Expense)
Interest income	300	13,000
Interest expense	(9,000)	(6,900)
Loss before income tax benefit	(422,200)	(703,600)
Income tax benefit	-	-
Net Loss	$(422,200)	$(703,600)

See accompanying notes to consolidated financial statements.

ROVION, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLERS’ EQUITY
    FOR THE YEARS ENDED DECEMBER 31, 2009 and 2008

	Common		Treasury		Additional		Total
	Stock		Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance, December 31, 2007	9,952,789	$99,500	500,000	$(145,000)	$6,088,000	$(5,414,600)	$627,900

Issuance of common stock,
purchase of Thrive Video, Inc.	3,554,568	35,500	-	-	1,400,300	-	1,435,800

Stock compensation expense	-	-	-	-	299,000	-	299,000

Net loss	-	-	-	-	-	(703,600)	(703,600)

Balance, December 31, 2008	13,507,357	135,000	500,000	(145,000)	7,787,300	(6,118,200)	1,659,100

Stock compensation expense	-	-	-	-	118,100	-	118,100

Net loss	-	-	-	-	-	(422,200)	(422,200)

Balance, December 31, 2009	13,507,357	$135,000	500,000	$(145,000)	$7,905,400	$(6,540,400)	$1,355,000

See accompanying notes to consolidated financial statements.

ROVION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 and 2008

	2009	2008
Cash Flows From Operating Activities
Net Loss	$(422,200)	$(703,600)
Adjustments to reconcile net loss to cash
used in operations:
Depreciation	27,100	23,800
Bad debt expense	36,600	15,000
Non-cash stock compensation expense	118,100	299,000
Effect of changes in non-cash operating assets and liabilities
Accounts receivable	19,700	150,100
Unbilled receivables	9,700	(7,000)
Prepaid expenses	(5,000)	200
Security deposits	7,700	900
Accounts payable	51,600	37,100
Deferred rent	-	46,800
Accrued expenses	34,000	(105,200)
Accrued separation obligations	(13,200)	(18,700)
Deferred revenues	6,200	(148,300)
Net cash used in operating activities	(129,700)	(409,900)

Cash Flows From Investing Activities
Cash acquired through acquisition of Thrive Video, Inc.	-	16,500
Purchase of property and equipment	(400)	(18,400)
Net cash used in investing activities	(400)	(1,900)

Cash Flows From Financing Activities
Principal payments on capital leases	(2,400)	(2,700)
Proceeds from the issuance of notes payable	75,000	4,200
Principal payments on notes payable	(36,800)	-
Fees paid for acquisition	-	(51,400)
Net cash provided (used in) by financing activities	35,800	(49,900)
Decrease in cash and cash equivalents	(94,300)	(461,700)
Cash and cash equivalents, beginning of year	201,600	663,300
Cash and Cash Equivalents, End of Year	$107,300	$201,600

Supplemental Disclosures:
Cash paid for interest	$8,800	$7,100
Acquisition of Thrive Video, Inc. through issuance of common stock (Note 2)	$-	$1,435,800
Assets acquired through capital leases	$11,600	$-

See accompanying notes to consolidated financial statements.

ROVION, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.            SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Rovion, Inc. (the Company), a Delaware corporation, is engaged in the business of creating online media and video web advertising tools that humanize the delivery of content to online audiences and reporting the performance results of each video delivery.  The Company assists with development and production of media for clients, but substantially generates its revenue through the sale of licenses in connection with its InPerson video streaming software.

Presentation of Financial Statements

The accompanying audited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), as defined in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 205.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, these estimates may ultimately differ from actual results. Significant items subject to such estimates and assumptions include the useful lives of long-lived assets; allowances for doubtful accounts; the valuation of derivatives, deferred tax assets, fixed assets; share-based compensation; reserves for employee benefit obligations; sales commissions; income tax uncertainties; and other contingencies.  The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Management has evaluated subsequent events through November 11, 2010, the date the financial statements were issued.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its  wholly-owned subsidiary (Thrive Video, Inc.).  Intercompany balances and transactions have been eliminated in consolidation. Companies acquired during each reporting period are reflected in the results of the Company effective from their respective dates of acquisition through the end of the reporting period (for further information, refer to Note 2, “Acquisition”).

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company reports accounts receivable at net realizable value.  The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  The Company calculates the allowance based on a specific analysis of past due balances and historical collections.  Actual collection experience has not differed significantly from the Company’s estimates, due primarily to the Company’s credit and collections practices and the financial strength of its customers.

The Company offers standard payment terms that typically range from 30 to 60 days from the invoice date. Invoices are typically generated when the Company delivers the product and/or service to the customer.  The Company extends credit to customers without requiring collateral.  As of December 31, 2009 and 2008, the allowance for doubtful accounts was $20,400 and $46,100, respectively.

ROVION, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives ranging from three to seven years.

Goodwill

The Company records goodwill when the fair value of consideration transferred in a business combination exceeds the fair value of the identifiable assets acquired and liabilities assumed.  Goodwill and other intangible assets that have indefinite useful lives are not amortized, but are tested for impairment annually and whenever an event or change in circumstances indicates that the carrying value of the asset may not be recoverable.

For goodwill, the Company performs a two-step impairment test. In the first step, the Company compares the fair value of each reporting unit to its carrying value.  In accordance with authoritative guidance, the Company defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  The Company considers and uses all valuation methods that are appropriate in estimating the fair value of our reporting units and generally use a weighted combination of income and market approaches.  Under the income approach, we estimate the fair value of each reporting unit based on the present value of future cash flows.  The Company uses a number of assumptions in our discounted cash flow model, including market factors specific to the business, the amount and timing of estimated future cash flows to be generated by the business over an extended period of time, long-term growth rates for the business, and a rate of return that considers the relative risk of achieving the cash flows and the time value of money.  Under the market approach, the Company estimates the fair value of each reporting unit based on market multiples of revenue, operating income, and earnings for comparable publicly traded companies engaged in similar businesses.  If the estimated fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and no further analysis is required.

If the carrying value of the net assets assigned to a reporting unit exceeds the estimated fair value of the unit, the Company performs the second step of the impairment test.  In this step the Company allocates the fair value of the reporting unit calculated in step one to all of the assets and liabilities of that unit, as if the Company had just acquired the reporting unit in a business combination.  The excess of the fair value of the reporting unit over the total amount allocated to the assets and liabilities represents the implied fair value of goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company would record an impairment loss equal to the difference.  The Company recorded no goodwill impairment charges for the years ended December 31, 2009 or 2008.

Revenue Recognition

The Company derives its revenues from the sale of software licenses and professional services, which includes producing and encoding, hosting, and providing customer support.  The Company recognizes revenue when persuasive evidence of an arrangement exists, the Company has delivered the product or performed the service, the fee is fixed or determinable and collectability is probable.  When the Company enters into arrangements with multiple deliverables and when the delivered items are deemed to be separate units of accounting, the Company allocates the arrangement consideration to the separate units based on their relative fair value.

All amounts billed or received in excess of the revenue recognized are included in deferred revenue.

For sales through resellers and distributors, the Company recognizes revenue upon the delivery of the product only if those resellers and distributors provide the Company, at the time of placing their order, with the identity of the end user customer to whom the product has been sold.  The Company does not currently offer any rights to return products sold to resellers and distributors.

ROVION, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

During the years ended December 31, 2009 and 2008, one customer represented 11% and 18%, respectively, of revenue.

Stock-Based Compensation

The cost of all employee stock options, as well as other equity-based compensation arrangements, are reflected in the consolidated financial statements based on the estimated fair value of the awards.  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period).

The Company’s 2008 calculations were made using the Black-Scholes option-pricing model with the following weighted average assumptions: expected life of 4 years; 100% stock price volatility; risk-free interest rate of 4.5%; forfeitures rate of 12.9% and no dividends during the expected term.  There were no grants of employee stock options during 2009 and no related Black-Scholes option pricing model assumptions. During the years ended December 31, 2009 and 2008, the Company recognized employee stock option expense of $118,100 and $299,000, respectively.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value.  Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.  As of December 31, 2009, the carrying value of accounts receivable and payable, loans from stockholders and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Concentration of Risk

Credit is extended based on an evaluation of the customer’s financial condition, and collateral is not required. The Company also evaluates its credit customers for potential credit losses.  The accounts receivable balance at December 31, 2009 is primarily due from a single major marketing partner and a professional services customer which collectively accounted for 11% of the net accounts receivable with a balance of $24,000.  At December 31, 2008, the Company had two marketing partners, which collectively accounted for more than 24% of the net accounts receivable with a balance of $68,500.

As of December 31, 2009, the Company maintained its cash account at three commercial banks.  The cash balance at December 31, 2009, does not exceed the FDIC coverage.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $16,000 and $17,100 for the years ended December 31, 2009 and 2008, respectively.

Income Taxes

The process of preparing the financial statements requires management estimates of income taxes in each of the jurisdictions that the Company operates.  This process involves estimating current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the balance sheet.

ROVION, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.  Management must assess the likelihood that the deferred tax assets or liabilities will be realized for future periods, and to the extent management believes that realization is not likely, must establish a valuation allowance.  To the extent a valuation allowance is created or adjusted in a period, the Company must include an expense or benefit, within the tax provision in the statements of operations. Significant management judgment is required in determining the provision for income taxes, deferred tax asset and liabilities and any valuation allowance recorded against net deferred tax assets. It is possible that different tax models, and the selection of different input variables, could produce a materially different estimate of the provision, asset, liability and valuation allowance.

Management could not determine that it was more likely than not that the Company would realize any future benefit from the net deferred tax asset in 2009 and 2008 and therefore recognized a 100% valuation allowance in both years resulting in the elimination of the deferred tax asset from the Company's balance sheet as of December 31, 2009 and 2008.

2.           ACQUISITION

On November 5, 2008, the Company completed a merger with Thrive Video, Inc., a Delaware corporation (“Thrive”).  In connection with the merger, the stockholders’ of Thrive received 355.45675 shares of the Company's common stock for each share of Thrive they owned immediately prior to the merger, resulting in the issuance of  3,554,568 shares of the Company’s common stock.

As a result, Thrive became a wholly-owned subsidiary of the Company.  The merger was accounted for as a purchase, and accordingly, Thrives’ results of operations have been included in the Company’s consolidated financial statements since the date of acquisition.

The following is a summary of the computation and allocation of the purchase price for the acquired business:

Purchase price calculation:
Common stock issued and acquisition costs	$1,435,800
Allocation of purchase price:
Current assets	16,500
Equipment	27,500
Deposits	3,500
Accounts payable and accruals	(22,700)
Debt	(115,500)
Acqusition fees paid	(51,400)
Goodwill	1,577,900
Total allocated purchase price	$1,435,800

The following supplemental unaudited pro forma information presents the combined operating results of the Company and the acquired businesses during the year ended December 31, 2008, as if the acquisition had occurred at the beginning of the year presented. The pro forma information is based on the historical financial statements of the Company and that of the acquired businesses. Amounts are not necessarily indicative of the results that may have been attained had the combinations been in effect at the beginning of the periods presented or that may be achieved in the future.

The Year Ended December 31, 2008
Pro forma revenue	$1,876,100
Pro forma loss from operations	$957,400
Pro forma net loss	$999,100

ROVION, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.           PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31,:

	2009	2008
Current and previously leased equipment	$109,000	$97,300
Furniture and fixtures	18,300	18,300
Computer equipment	109,300	108,900
Computer software	22,900	22,900
	259,500	247,400
Less: accumulated depreciation	(220,500)	(193,300)
	$39,000	$54,100

4.           LINE OF CREDIT

The Company has a revolving line of credit with a bank, which allows borrowings up to $60,000.  Interest only payments are due monthly at a rate equal to the published Wall Street Journal Prime Rate plus 0% (3.25% at December 31, 2009 and 2008).  The interest rate on the line was initially fixed at 8.00%.  As prescribed in the terms of the line of credit agreement, on July 26, 2007, the interest rate was adjusted to the variable rate indicated above.  The line of credit is subject to renewal annually at the discretion of the lender. Currently the line of credit is subject to renewal on July 26, 2011.  The line of credit is secured by the Company’s assets.

5.           NOTES PAYABLE

Below is a summary of notes payable at December 31,:

	2009	2008
5% Note payable to a stockholder of the Company, due on demand,unsecured, paid in full at December 31, 2009.	$-	$30,000

Non-interest bearing note payable to a stockholder of the Company, due on demand, unsecured.	75,000	-

7.25% Note payable to bank, matures July 26, 2012. Due in monthly installments of $699 plus interest secured by substantially of the Company's assets.	18,000	24,800
	93,000	54,800

Less: current portion of notes payable	(82,200)	(36,700)
Notes payable, long-term	$10,800	$18,100

Maturities of notes payable are as follows:

December 31,
2010	$82,200
2011	7,700
2012	3,100
	$93,000

ROVION, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

6.           ACCRUED SEPARATION OBLIGATION

In 2007, the Company entered into an agreement with a former executive under which the Company is obligated to make payments in connection with the former executives separation from the Company.  Payments under this agreement totaled $13,200 during the year ended December 31, 2009 and no amounts were owed to the former executive as of December 31, 2009.

7.           LEASE COMMITMENTS

Operating Lease

The Company leases its offices under an operating lease that expires December 31, 2012.  The lease provides the Company an option to extend the term of the lease for one five-year period at the prevailing market rental rate at the time any extension is set to commence.  Rent expense under this lease for the years ended December 31, 2009 and 2008 was $72,800 and $65,300, respectively.  Commitments under the lease for the years ending December 31, 2010, 2011 and 2012 are approximately $73,500, $76,000 and $78,600, respectively.

Capital Leases

The Company has entered into lease agreements for equipment which are recorded as capital leases.  The cost of this equipment was $11,700 as of December 31, 2009  and accumulated depreciation was $1,700. As of December 31, 2009, the future minimum lease payments to be paid during 2010 and 2011 are $6,100 and $3,200, respectively, including imputed interest of $200.

8.           STOCKHOLDERS’ EQUITY

Options

The Company has established the Rovion, Inc. 2005 Stock Incentive Plan (the “Stock Option Plan”), pursuant to which the Company has reserved 1,700,000 shares of its Common Stock for issuance.

As of December 31, 2009, the Company has granted and outstanding 847,500 options.  Under the terms of the Stock Option Plan, stock options are granted at exercise prices not less than the fair value of the stock at the date of grant.  The Company determines fair value through internal valuations based on historical financial information. Options generally vest ratably over a one to four year period. Options expire ten years from the date of grant.  The Company has planned to issue new shares upon exercise of options.

For the years ended December 31, 2009 and 2008, the Company recognized non-cash stock based compensation expense of $118,100 and $229,000, respectively, which is included in general and administrative expense in the accompanying Statements of Operations.

The following weighted average assumptions were used for the options granted during the years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008
Expected volatility	-	100%
Risk-free rate	-	4.50%
Expected term	-	4.0 years

ROVION, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock option activity for the year ended December 31, 2009, is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding as of December 31, 2008	1,604,833	$1.21	7.5	$ -
Granted	-	$-
Forfeited	(757,333)	$1.10
Outstanding as of December 31, 2009	847,500	$1.32	6.05	$ -

A summary of the status of the nonvested options for the year ended December 31, 2009 is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2008	120,208	$0.48
Granted	-	-
Vested	(94,375)	0.48
Cancelled	-	-
Nonvested as of December 31, 2009	25,833	$0.48

Information regarding the weighted-average remaining contractual life and weighted-average exercise price of options outstanding and options exercisable at December 31, 2009, for selected price ranges is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted Average		Weighted Average
		Remaining	Exercise		Exercise
Exercise	Number	Contractual	Price	Number	Price
Prices	Outstanding	Life (in years)	per Share	Exercisable	per Share
$1.10	102,500	5.28	$1.10	102,188	1.10
$1.20	195,000	7.09	$1.20	195,000	1.20
$1.40	550,000	7.82	$1.40	524,479	1.40
	847,500			821,667

Warrants

As of December 31, 2009, there are 168,280 warrants outstanding and exercisable to purchase the Company’s Common Stock at prices ranging from $1.10 per share to $1.32 per share.   During the year ended December 31, 2009, there were no warrants issued or exercised and  402,500 warrants expired and were cancelled.  The weighted average exercise price of the warrants outstanding at December 31, 2009 is $1.29 per share.

9.           INCOME TAXES

Due to operating losses, there is no federal tax provision and $1,600 California minimum franchise state provision for income taxes is due annually.

ROVION, INC.
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Deferred income tax benefits result from the recognition of temporary differences between financial statements and income tax reporting of income and expenses and the recognition of net operating losses in the approximate amount of $4.2 million and $3.8 million as of December 31, 2009 and 2008, respectively.  These deferred tax benefits have been fully offset by a valuation allowance, as management could not determine that it was “more likely than not” that the deferred tax assets would be realized.  The gross deferred tax asset and related valuation allowance was approximately $1.6 million and $1.5 million at December 31, 2009 and 2008.

As of December 31, 2009, federal and state net operating loss carry-forwards amount to approximately $4.2 million and begin to expire in the year 2024 and 2014, respectively.

Pursuant to Section 382 of the Internal Revenue Code, use of the Company’s net operating loss and credit carry-forwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period.  Ownership changes could impact the Company’s ability to utilize net operating losses and credit carry-forwards remaining at the ownership change date.

11.           RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance on the FASB accounting standards codification and the hierarchy of generally accepted accounting principles, which replaces previously issued authoritative guidance, and establishes the FASB Accounting Standards Codification (FASB ASC) as the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. The effective date for the guidance is for financial statement periods ending after September 15, 2009. The Company adopted the provisions of the authoritative guidance for its December 31, 2009 and 2008 financial statements, which only required changes in disclosure.

In 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) to clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”.  FIN 48 was codified under FASB ASC 740-10 and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. FASB ASC 740-10 must be applied to all existing tax positions upon initial adoption and the cumulative effect of applying the related provisions at adoption, if any, is to be reported as an adjustment to opening retained earnings in the year of adoption.  The Company was required to implement FASB ASC 740-10 on January 1, 2009, and as a result, management analyzed all significant tax positions in all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states (open tax years are those that are open for examination by taxing authorities; generally, the last four tax years and the subsequent interim tax period).  As a result of management’s analysis, no tax-related adjustments were required to the Company’s financial statements.

In September 2009, the FASB issued authoritative guidance (ASU 2009-13) regarding multiple-deliverable revenue arrangements that addresses how to separate deliverables and how to measure and allocate consideration to one or more units of accounting.  Specifically, the guidance requires that consideration be allocated among multiple deliverables based on relative selling prices.  The guidance establishes a selling price hierarchy of (1) vendor-specific objective evidence, (2) third-party evidence and (3) estimated selling price.  This guidance is effective for annual periods beginning after June 15, 2010, but may be early adopted as of the beginning of an annual period.  The Company is currently evaluating the effect that this guidance will have on its consolidated financial position and results of operations.

From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that the Company adopts as of the specified effective date.  Unless otherwise discussed in these financial statements and notes, management believes the impact of any other recently issued standards that are not yet effective are either not applicable at this time or will not have a material impact on the consolidated financial statements upon adoption.

12.    SUBSEQUENT EVENTS

On August 31, 2010, the Company completed a merger ("Merger"), whereby the Company became a wholly-owned subsidiary of DigitalPost Interactive, Inc. ("DGLP"), an internet digital media company located in California. The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization, dated August 4, 2010, by and among the Company, DGLP and Rovion Acquisition, Inc. ("Merger Sub").

At the effective time of the Merger each outstanding share of the Company’s common stock was cancelled and converted into the right to receive a pro rata portion of 85,309,620 shares of DGLP's common stock. Effective with the closing, the director of Merger Sub and DGLP, Michael Sawtell, immediately prior to the closing became the new sole director of the Company and shall hold office until the next annual shareholder meeting or until his successor is elected and duly qualified.

The new officers of the Company as of the closing are Brian Goss, President, David Arslanian, Treasurer, and David Simon, Secretary. Effective with the closing, Brian Goss also became a director of DGLP.  In addition, effective with the closing, Brian Goss, David Arslanian and David Simon also became executive officers of DGLP.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements give the effect to merger between DigitalPost Interactive, Inc. (“DigitalPost”) and Rovion Acquisition, Inc. (“Rovion”) pursuant to a Agreement and Plan of Merger and Reorganization having closed on August 31, 2010.

The unaudited pro forma condensed consolidated financial statements are based upon the estimates and assumptions set forth herein. The unaudited pro forma information has been prepared utilizing the historical financial statements and notes thereto, which for DigitalPost and Rovion are included herein. The unaudited pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the purchase been effected on the dates indicated or of the results which may be obtained in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of DigitalPost and the historical financial statements of Rovion included herein. The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger which is accounted for as an acquisition of Rovion by DigitalPost as if it had occurred on June 30, 2010. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2009  and for the three and six months ended June 30, 2010, give effect to the merger as if it had occurred as of the first day of each such period.

Pursuant to the Merger Agreement, all of the capital stock of Rovion shall be redeemed in exchange for an aggregate of 85,309,620 shares of DigitalPost’s common stock.

The pro forma data presented herein is for informational purposes only and is not intended to represent or be indicative of the results of operations or financial condition of the combined entities that would have been reported had the proposed transaction been completed as of the dates presented, and should not be taken as representative of future results of operations or financial condition of the combined group.

DIGTIALPOST INTERACTIVE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2010

						Pro Forma
	DigitalPost		Rovion	Combined	Ref.	Adjustment Amounts	Adjusted
Assets
Current assets	$482,100		$302,100	$784,200		$-	$784,200
Property and equipment, net	19,300		25,600	44,900		-	44,900
Intangible assets and other assets	205,100		1,581,400	1,786,500	3	3,256,500	5,043,000
Total assets	$706,500	$	$ 1,909,100	$2,615,600		$3,256,500	$5,872,100

Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$543,800		$826,900	$1,370,700		-	1,370,700
Long-term liabilities	1,777,200		1,400	1,778,600		-	1,778,600
Total liabilities	2,321,000		828,300	3,149,300		-	3,149,300
Stockholders' equity (deficit)	(1,614,500)		1,080,800	(533,700)	3	3,256,500	2,722,800
Total liabilities and stockholders' equity (deficit)	$706,500		$1,909,100	$2,615,600		$3,256,500	$5,872,100

See notes to unaudited proforma condensed consolidated financial statements

DIGTIALPOST INTERACTIVE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
THREE MONTHS ENDED JUNE 30, 2010

					Pro Forma
	DigitalPost	Rovion	Combined	Ref.	Adjustment Amounts	Adjusted
Net Sales	$144,700	$339,900	$484,600		$-	$484,600
Cost of sales	88,800	139,600	228,400		-	228,400
Gross profit	55,900	200,300	256,200		-	256,200

Operating Expenses:
Research and development	31,900	85,500	117,400		-	117,400
Sales and marketing	4,200	245,000	249,200	3	9,300	258,500
General and administrative	544,100	128,300	672,400			672,400
	580,200	458,800	1,039,000		9,300	1,048,300
Loss From Operations	(524,300)	(258,500)	(782,800)		(9,300)	(792,100)
Other Income (expense)	(391,900)	(1,700)	(393,600)		-	(393,600)
Net Loss	$(916,200)	$(260,200)	$(1,176,400)		$(9,300)	$(1,185,700)

Basic and diluted net loss per share	$(0.008)					$(0.006)

Basic and diluted weighted average number
of common shares outstanding	121,754,480			5	85,309,620	207,064,100

See notes to unaudited proforma condensed consolidated financial statements

DIGTIALPOST INTERACTIVE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2010

					Pro Forma
					Adjustment
	DigitalPost	Rovion	Combined	Ref.	Amounts	Adjusted

Net Sales	$288,400	$737,600	$1,026,000		$-	$1,026,000
Cost of sales	159,500	256,200	415,700		-	415,700
Gross profit	128,900	481,400	610,300		-	610,300

Operating Expenses:
Research and development	53,300	123,300	176,600		-	176,600
Sales and marketing	5,600	393,200	398,800	3	18,700	417,500
General and administrative	1,184,500	223,000	1,407,500		-	1,407,500
	1,243,400	739,500	1,982,900		18,700	2,001,600
Loss From Operations	(1,114,500)	(258,100)	(1,372,600)		(18,700)	(1,391,300)

Other Income (expense):
Interest expense	(606,500)	(5,100)	(611,600)		-	(611,600)
Other Income (expense)	(606,500)	(5,100)	(611,600)		-	(611,600)
Net Loss	$(1,721,000)	$(263,200)	$(1,984,200)		$-	$(2,002,900)

Basic and diluted net loss per share	$(0.016)					$(0.010)

Basic and diluted weighted average number
of common shares outstanding	105,539,723			5	85,309,620	190,849,343

See notes to unaudited proforma condensed consolidated financial statements

DIGTIALPOST INTERACTIVE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2009

					Pro Forma Adjustments
					Adjustment
	DigitalPost	Rovion	Combined	Ref.	Amounts	Adjusted
Net Sales	$1,362,500	$1,643,000	$3,005,500		$-	$3,005,500
Cost of sales	728,400	369,900	1,098,300		-	1,098,300
Gross profit	634,100	1,273,100	1,907,200			1,907,200

Operating Expenses:
Research and development	99,200	281,000	380,200		-	380,200
Sales and marketing	99,500	648,000	747,500	3	37,300	784,800
General and administrative	1,497,800	757,600	2,255,400		-	2,255,400
	1,696,500	1,686,600	3,383,100		37,300	3,420,400
Loss From Operations	(1,062,400)	(413,500)	(1,475,900)		(37,300)	(1,513,200)

Other Income (expense):
Gain on debt modification	300,300	-	300,300		-	300,300
Change in fair value of warrants	(258,800)	-	(258,800)		-	(258,800)
Interest expense	(937,600)	(8,700)	(946,300)		-	(946,300)
Other Income (expense)	(896,100)	(8,700)	(904,800)		-	(904,800)

Net Loss	$(1,958,500)	$(422,200)	$(2,380,700)		$(37,300)	$(2,418,000)

Basic and diluted net loss per share	$(0.025)					$(0.015)

Basic and diluted weighted average number
of common shares outstanding	78,282,040			5	85,309,620	163,591,660

See notes to unaudited proforma condensed consolidated financial statements

DIGTIALPOST INTERACTIVE, INC.
NOTES TO UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—General

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2010, assumes that the merger of DigitalPost and Rovion were consummated as of June 30, 2010 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 and for the three and six months ended June 30, 2010 assumes that the acquisition was consummated as of the first day of each such respective period. The pro forma adjustments only give effect to amounts that are directly attributable to the acquisition.

Note 2—Acquisition of Rovion

On August 3, 2010, DigitalPost Interactive, Inc., a Nevada  corporation (“DGLP”), entered into an Agreement and Plan of Merger with Rovion Acquisition, Inc., a Delaware corporation (“Acquisition Sub”) and Rovion, Inc., a Delaware corporation, and its subsidiaries (collectively "Rovion").

DGLP acquired Rovion in a statutory reverse triangular merger wherein (1) Acquisition Sub merges with and into Rovion; (2) Acquisition Sub's corporate existence ceases and disappears; (3) the capital stock of Rovion is redeemed and exchange for 85,309,620 shares of common stock of DGLP (the “Merger Stock”); and (4) the common stock of Acquisition Sub, owned by DGLP, is converted into common stock of Rovion, and Rovion becomes a wholly-owned subsidiary of DGLP (the "Merger").

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the Delaware General Corporation Law ("DGCL"), as of the August  31, 2010, the merger date, Acquisition Sub shall be merged with and into Rovion and the separate existence of Acquisition Sub shall thereupon cease.  Rovion shall continue its corporate existence as the surviving corporation of the Merger as a wholly-owned subsidiary of DGLP (“Surviving Corporation”) and the Surviving Corporation shall succeed to and assume all the rights and obligations of Acquisition Sub in accordance with the DGCL.

Effective with the closing, the director of Acquisition Sub, Michael Sawtell, became the sole director of the Surviving Corporation and shall hold office until the Surviving Corporation’s next annual shareholder meeting or until his successor is elected and duly qualified.  The officers of the Surviving Corporation as of the closing are Brian Goss, President, David Arslanian, Treasurer, and David Simon, Secretary.  Effective with the closing, Brian Goss also became a director of DGLP.   In addition, effective with the closing, Brian Goss, David Arslanian and David Simon also became executive officers of DGLP.  Micheal Sawtell, who was sole director of DGLP prior to the closing, remains a director of DGLP after the closing.  Steven Dong, who remains as CFO of DGLP also became a director of DGLP.

Note 3—Allocation of Purchase Price

As a result of the accounting for the merger as an acquisition of Rovion by DigitalPost, the consideration in the merger consists of the equity of DigitalPost issued at completion of the merger.  Following is a summary of the computation and allocation of the purchase price:

Purchase price payable at closing (85,309,620 DigitalPost common shares at estimated fair market value) (a)	$ 4,265,500
Historical net assets acquired	990,300
Excess of cost over net assets acquired	$ 3,275,200

Excess allocated as follows:
Goodwill	$ 3,163,200
Customer lists (b)	112,000
$ 3,275,200
Notes:

(a)
Common shares to be adjusted for actual shares outstanding at closing. Purchase price is based on the value of common shares (issued at closing, which is multiplied by the closing average DigitalPost share prices ($0.050) for the ten days preceding the closing.

(b)
The customer lists acquired are to be amortized over thirty-six (36) months.  The pro forma statements of operations for the three and six months ended June 30, 2010 and the year ended December 31, 2009, have been adjusted $9,300, $18,700, and $37,300, respectively, to reflect amortization of the customer lists.

Note 4—Net Income (Loss) Per Share

On a pro forma basis, the 85,309,620 common shares issuable at closing are adjusted for all periods presented.  Outstanding options and warrants have no effect on the weighted average shares used in computing diluted pro forma adjusted income (loss) per share due to the fact that losses are reflected for each period so options and warrants would be anti-dilutive.

ROVION, INC.
 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND DECEMBER 31, 2009

	June 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$33,100	$107,300
Accounts receivable, net	257,400	184,500
Prepaid expenses	11,600	9,700
Total Current Assets	302,100	301,500

Property and equipment, net	25,600	39,000
Security deposits	3,500	3,500
Intangible assets	1,577,900	1,577,900
Total Assets	$1,909,100	$1,921,900

LIABILITES AND STOCKHOLDERS' EQUITY

Line of credit	$64,900	$64,900
Notes payable, current portion	189,400	82,200
Accounts payable	131,600	125,600
Accrued expenses	186,900	52,100
Deferred rent	46,800	46,800
Deferred revenues	202,400	175,300
Capital lease obligations, current	4,900	5,500
Total Current Liabilities	826,900	552,400

Notes payable, less current portion	-	10,800
Capital lease obligations, less current portion	1,400	3,700
Total Liabilities	828,300	566,900

Common Stock, $0.01 par value; 25,000,000 shares authorized,
13,507,357 issued and outstanding at
December 31, 2009 and 2008	135,000	135,000
Treasury stock, at cost	(145,000)	(145,000)
Additional paid-in capital	8,023,600	7,905,400
Accumulated deficit	(6,932,800)	(6,540,400)
Total Stockholders' Equity	1,080,800	1,355,000
Total Liabilities and Stockholders' Equity	$1,909,100	$1,921,900

See accompanying notes to condensed consolidated financial statements.

ROVION, INC.
 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 and 2009

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Revenue	$339,900	$420,400	$737,600	$805,800
Cost of sales	139,600	91,700	256,200	211,900
Gross profit	200,300	328,700	481,400	593,900

Operating Expenses
General and administrative	85,500	100,300	123,300	204,100
Sales and marketing	245,000	154,300	393,200	326,100
Research and development	128,300	189,500	223,000	393,100
Total Operating Expenses	458,800	444,100	739,500	923,300

Loss From Operations	(258,500)	(115,400)	(258,100)	(329,400)

Other Income (Expense)
Interest income	-	-	-	200
Interest expense	(1,700)	(3,600)	(5,100)	(7,000)
Loss before income tax benefit	(260,200)	(119,000)	(263,200)	(336,200)
Income tax benefit	-	-	-	-
Net Loss	$(260,200)	$(119,000)	$(263,200)	$(336,200)

See accompanying notes to condensed consolidated financial statements.

ROVION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 and 2009
	Six Months Ended	Six Months Ended
	June 30, 2010	June 30, 2009
Cash Flows From Operating Activities
Net Loss	$(263,200)	$(336,200)
Adjustments to reconcile net loss to cash
used in operations:
Depreciation	6,700	7,100
Non-cash stock compensation expense	-	28,800
Effect of changes in non-cash operating assets and liabilities
Accounts receivable	(72,900)	2,500
Unbilled receivables	-	9,700
Prepaid expenses	(1,900)	500
Security deposits	-	4,900
Accounts payable	53,000	23,400
Accrued expenses	83,500	(9,500)
Accrued separation obligations	-	(13,200)
Deferred rent	-	(100)
Deferred revenues	27,100	34,600
Net Cash Used In Operating Activities	(167,700)	(247,500)

Cash Flows From Investing Activities
Purchase of property and equipment	-	(600)
Net Cash Used in Investing Activities	-	(600)

Cash Flows From Financing Activities
Principal payments on capital leases	(6,500)	(100)
Proceeds from issuance of notes payable	100,000	87,500
Principal payments on notes payable	-	-
Net Cash Provided by Financing Activities	93,500	87,400
Decrease in cash and cash equivalents	(74,200)	(160,700)
Cash and cash equivalents, beginning of year	107,300	201,600
Cash and Cash Equivalents, End of Period	$33,100	$40,900

Supplemental Disclosures:
Cash paid for interest	$5,100	$7,000

See accompanying notes to condensed consolidated financial statements.

ROVION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.            SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Rovion, Inc. (the Company), a Delaware corporation, is engaged in the business of creating online media and video web advertising tools that humanize the delivery of content to online audiences and reporting the performance results of each video delivery.  The Company assists with development and production of media for clients, but substantially generates its revenue through the sale of licenses in connection with its InPerson video streaming software.

Presentation of Financial Statements

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (GAAP), as defined in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 205.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, these estimates may ultimately differ from actual results. Significant items subject to such estimates and assumptions include the useful lives of long-lived assets; allowances for doubtful accounts; the valuation of derivatives, deferred tax assets, fixed assets; share-based compensation; reserves for employee benefit obligations; sales commissions; income tax uncertainties; and other contingencies.  The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its  wholly-owned subsidiary (Thrive Video, Inc.).  Intercompany balances and transactions have been eliminated in consolidation. Companies acquired during each reporting period are reflected in the results of the Company effective from their respective dates of acquisition through the end of the reporting period (for further information, refer to Note 2, “Acquisition”).

Management has evaluated subsequent events through November 11, 2010, the date the financial statements were issued.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable

The Company reports accounts receivable at net realizable value.  The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  The Company calculates the allowance based on a specific analysis of past due balances and historical collections.  Actual collection experience has not differed significantly from the Company’s estimates, due primarily to the Company’s credit and collections practices and the financial strength of its customers.

The Company offers standard payment terms that typically range from 30 to 60 days from the invoice date. Invoices are typically generated when the Company delivers the product and/or service to the customer.  The Company extends credit to customers without requiring collateral.  As of June 30, 2010 and December 31, 2009 the allowance for doubtful accounts was $22,700 and $20,400, respectively.

ROVION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives ranging from three to seven years.

Goodwill

The Company records goodwill when the fair value of consideration transferred in a business combination exceeds the fair value of the identifiable assets acquired and liabilities assumed.  Goodwill and other intangible assets that have indefinite useful lives are not amortized, but are tested for impairment annually and whenever an event or change in circumstances indicates that the carrying value of the asset may not be recoverable.

For goodwill, the Company performs a two-step impairment test. In the first step, the Company compares the fair value of each reporting unit to its carrying value.  In accordance with authoritative guidance, the Company defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  The Company considers and uses all valuation methods that are appropriate in estimating the fair value of our reporting units and generally use a weighted combination of income and market approaches.  Under the income approach, we estimate the fair value of each reporting unit based on the present value of future cash flows.  The Company uses a number of assumptions in our discounted cash flow model, including market factors specific to the business, the amount and timing of estimated future cash flows to be generated by the business over an extended period of time, long-term growth rates for the business, and a rate of return that considers the relative risk of achieving the cash flows and the time value of money.  Under the market approach, the Company estimates the fair value of each reporting unit based on market multiples of revenue, operating income, and earnings for comparable publicly traded companies engaged in similar businesses.  If the estimated fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and no further analysis is required.

If the carrying value of the net assets assigned to a reporting unit exceeds the estimated fair value of the unit, the Company performs the second step of the impairment test.  In this step the Company allocates the fair value of the reporting unit calculated in step one to all of the assets and liabilities of that unit, as if the Company had just acquired the reporting unit in a business combination.  The excess of the fair value of the reporting unit over the total amount allocated to the assets and liabilities represents the implied fair value of goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, the Company would record an impairment loss equal to the difference.  The Company recorded no goodwill impairment charges for the years ended December 31, 2009 or 2008.

Revenue Recognition

The Company derives its revenues from the sale of software licenses and professional services, which includes producing and encoding, hosting, and providing customer support.  The Company recognizes revenue when persuasive evidence of an arrangement exists, the Company has delivered the product or performed the service, the fee is fixed or determinable and collectability is probable.  When the Company enters into arrangements with multiple deliverables and when the delivered items are deemed to be separate units of accounting, the Company allocates the arrangement consideration to the separate units based on their relative fair value.

All amounts billed or received in excess of the revenue recognized are included in deferred revenue.

For sales through resellers and distributors, the Company recognizes revenue upon the delivery of the product only if those resellers and distributors provide the Company, at the time of placing their order, with the identity of the end user customer to whom the product has been sold.  The Company does not currently offer any rights to return products sold to resellers and distributors.

During the three months ended June 30, 2010 and 2009, one customer represented 34% and  11%, respectively of revenue.  During the six months ended June 30, 2010 and 2009, two customers represented 22% and  10%, respectively of revenue.

ROVION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation

The cost of all employee stock options, as well as other equity-based compensation arrangements, are reflected in the consolidated financial statements based on the estimated fair value of the awards.  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period).

 The Company’s 2008 calculations were made using the Black-Scholes option-pricing model with the following weighted average assumptions: expected life of 4 years; 100% stock price volatility; risk-free interest rate of 4.5%; forfeitures rate of 12.9% and no dividends during the expected term.  There were no grants of employee stock options during 2010 and no related Black-Scholes option pricing model assumptions.  During the three and six months ended June 30, 2010, the Company did not recognized employee stock option expense as it was deemed not material.  During the three and six months ended June 30, 2009, the Company recognized employee stock option expense of $14,200 and $28,800, respectively.

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value.  Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.  As of June 30, 2010, the carrying value of accounts receivable and payable, loans from stockholders and accrued liabilities approximated fair value due to the short-term nature and maturity of these instruments.

Concentration of Risk

Credit is extended based on an evaluation of the customer’s financial condition, and collateral is not required. The Company also evaluates its credit customers for potential credit losses.  The accounts receivable balance at June 30, 2010 is primarily due from a single major marketing partner and a professional services customer which collectively accounted for 22% of the net accounts receivable with a balance of $57,000. The accounts receivable balance at December 31, 2009 is primarily due from a single major marketing partner and a professional services customer which collectively accounted for 11% of the net accounts receivable with a balance of $24,000.

As of June 30, 2010 and December 31, 2009, the Company maintained its cash account at three commercial banks.  The cash balances at June 30, 2010 and December 31, 2009, do not exceed the FDIC coverage.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $2,100 and $5,800  for the three and six months ended June 30, 2010.  Advertising expense was approximately $4,400 and $9,100 for the three and six months ended June 30, 2009.

Income Taxes

The process of preparing the financial statements requires management estimates of income taxes in each of the jurisdictions that the Company operates.  This process involves estimating current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in the balance sheet.

ROVION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company utilizes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.  Management must assess the likelihood that the deferred tax assets or liabilities will be realized for future periods, and to the extent management believes that realization is not likely, must establish a valuation allowance.  To the extent a valuation allowance is created or adjusted in a period, the Company must include an expense or benefit, within the tax provision in the statements of operations. Significant management judgment is required in determining the provision for income taxes, deferred tax asset and liabilities and any valuation allowance recorded against net deferred tax assets. It is possible that different tax models, and the selection of different input variables, could produce a materially different estimate of the provision, asset, liability and valuation allowance.

Management could not determine that it was more likely than not that the Company would realize any future benefit from the net deferred tax asset in 2010 and 2009 and therefore recognized a 100% valuation allowance in both periods resulting in the elimination of the deferred tax asset from the Company's balance sheet as of June 30, 2010 and December 31, 2009.

2.           LINE OF CREDIT

The Company has a revolving line of credit with a bank, which allows borrowings up to $60,000.  Interest only payments are due monthly at a rate equal to the published Wall Street Journal Prime Rate plus 0%. The interest rate on the line was initially fixed at 8.00%.  As prescribed in the terms of the line of credit agreement, on July 26, 2007, the interest rate was adjusted to the variable rate indicated above.  The line of credit is subject to renewal annually at the discretion of the lender. Currently the line of credit is subject to renewal on July 26, 2011.  The line of credit is secured by the Company’s assets.

3.           NOTES PAYABLE

Below is a summary of notes payable at:
	June 30, 2010	December 31, 2009
Non-interest bearing note payable to a stockholder of the Company, due on demand, unsecured.	$175,000	$75,000
7.25% Note payable to bank, matures July 26, 2012. Due in monthly installments of $699 plus interest secured by substantially of the Company's assets.	14,400	18,000
	189,400	93,000
Less: current portion of notes payable	(189,400)	(82,200)
Notes payable, long-term	$-	$10,800

Maturities of notes payable are as follows:

December 31, 2010	$189,400
	$189,400

ROVION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.           LEASE COMMITMENTS

Operating Lease

The Company leases its offices under an operating lease that expires December 31, 2012.  The lease provides the Company an option to extend the term of the lease for one five-year period at the prevailing market rental rate at the time any extension is set to commence.  Rent expense under this lease for the three and six months ended June 30, 2010 was $17,300 and $36,800, respectively.  Commitments under the lease for the years ending December 31, 2010, 2011 and 2012 are approximately $73,500, $76,000 and $78,600, respectively.

5.           STOCKHOLDERS’ EQUITY

Options

The Company has established the Rovion, Inc. 2005 Stock Incentive Plan (the “Stock Option Plan”), pursuant to which the Company has reserved 1,700,000 shares of its Common Stock for issuance.

As of June 30, 2010, the Company has granted and outstanding 847,500 options.  Under the terms of the Stock Option Plan, stock options are granted at exercise prices not less than the fair value of the stock at the date of grant.  The Company determines fair value through internal valuations based on historical financial information. Options generally vest ratably over a one to four year period. Options expire ten years from the date of grant.  The Company has planned to issue new shares upon exercise of options.

The following weighted average assumptions were used for the options granted:

	Six Months Ended
	June 30, 2010	June 30, 2009
Expected volatility	100%	100%
Risk-free rate	4.50%	4.50%
Expected term	4.0 years	4.0 years

ROVION, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

A summary of stock option activity for the six months ended June 30, 2010, is as follows:

Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding as of December 31, 2009	847,500	$1.21	6.05	$ -
Granted	-	$-
Forfeited	-	$-
Outstanding as of June 30, 2010	847,500	$1.21	5.55	$ -

A summary of the status of the nonvested options for the year ended June 30, 2010 is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested as of December 31, 2009	25,833	$0.48
Granted	-	-
Vested	(25,833)	0.48
Cancelled	-	-
Nonvested as of June 30, 2010	-	$0.48

Information regarding the weighted-average remaining contractual life and weighted-average exercise price of options outstanding and options exercisable at June 30, 2010, for selected price ranges is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted Average		Weighted Average
		Remaining	Exercise		Exercise
Exercise	Number	Contractual	Price	Number	Price
Prices	Outstanding	Life (in years)	per Share	Exercisable	per Share
$1.10	102,500	4.78	$1.10	102,500	1.10
$1.20	195,000	6.59	$1.20	195,000	1.20
$1.40	550,000	7.32	$1.40	550,000	1.40
	847,500			847,500

Warrants

As of June 30, 2010, there are 168,280 warrants outstanding and exercisable to purchase the Company’s Common Stock at prices ranging from $1.10 per share to $1.32 per share.   During the six months ended June 30, 2010, there were no warrants issued, exercised or cancelled.  The weighted average exercise price of the warrants outstanding at June 30, 2010 is $1.29 per share.

ROVION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6.           INCOME TAXES

Due to operating losses, there is no federal tax provision.Deferred income tax benefits result from the recognition of temporary differences between financial statements and income tax reporting of income and expenses and the recognition of net operating losses in the approximate amount of $4.2 million and $3.8 million as of December 31, 2009 and 2008, respectively.  These deferred tax benefits have been fully offset by a valuation allowance, as management could not determine that it was “more likely than not” that the deferred tax assets would be realized.  The gross deferred tax asset and related valuation allowance was approximately $1.6 million and $1.5 million at December 31, 2009 and 2008.

As of December 31, 2009, federal and state net operating loss carry-forwards amount to approximately $4.2 million and begin to expire in the year 2024 and 2014, respectively.

Pursuant to Section 382 of the Internal Revenue Code, use of the Company’s net operating loss and credit carry-forwards may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period.  Ownership changes could impact the Company’s ability to utilize net operating losses and credit carry-forwards remaining at the ownership change date.

7.           RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standards Board (FASB) issued authoritative guidance on the FASB accounting standards codification and the hierarchy of generally accepted accounting principles, which replaces previously issued authoritative guidance, and establishes the FASB Accounting Standards Codification (FASB ASC) as the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. The effective date for the guidance is for financial statement periods ending after September 15, 2009. The Company adopted the provisions of the authoritative guidance for its June 30, 2010 and December 31, 2009 financial statements, which only required changes in disclosure.

In 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) to clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”.  FIN 48 was codified under FASB ASC 740-10 and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. FASB ASC 740-10 must be applied to all existing tax positions upon initial adoption and the cumulative effect of applying the related provisions at adoption, if any, is to be reported as an adjustment to opening retained earnings in the year of adoption.  The Company was required to implement FASB ASC 740-10 on January 1, 2009, and as a result, management analyzed all significant tax positions in all open tax years, as defined by the statute of limitations, for all major jurisdictions, which includes federal and certain states (open tax years are those that are open for examination by taxing authorities; generally, the last four tax years and the subsequent interim tax period).  As a result of management’s analysis, no tax-related adjustments were required to the Company’s financial statements.

In September 2009, the FASB issued authoritative guidance (ASU 2009-13) regarding multiple-deliverable revenue arrangements that addresses how to separate deliverables and how to measure and allocate consideration to one or more units of accounting.  Specifically, the guidance requires that consideration be allocated among multiple deliverables based on relative selling prices.  The guidance establishes a selling price hierarchy of (1) vendor-specific objective evidence, (2) third-party evidence and (3) estimated selling price.  This guidance is effective for annual periods beginning after June 15, 2010, but may be early adopted as of the beginning of an annual period.  The Company is currently evaluating the effect that this guidance will have on its consolidated financial position and results of operations.

From time to time, new accounting pronouncements are issued by the FASB or other standards setting bodies that the Company adopts as of the specified effective date.  Unless otherwise discussed in these financial statements and notes, management believes the impact of any other recently issued standards that are not yet effective are either not applicable at this time or will not have a material impact on the consolidated financial statements upon adoption.

8.    SUBSEQUENT EVENTS

On August 31, 2010, the Company completed a merger ("Merger"), whereby the Company became a wholly-owned subsidiary of DigitalPost Interactive, Inc. ("DGLP"), an internet digital media company located in California. The Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization, dated August 4, 2010, by and among the Company, DGLP and Rovion Acquisition, Inc. ("Merger Sub").

At the effective time of the Merger each outstanding share of the Company’s common stock was cancelled and converted into the right to receive a pro rata portion of 85,309,620 shares of DGLP's common stock. Effective with the closing, the director of Merger Sub and DGLP, Michael Sawtell, immediately prior to the closing became the new sole director of the Company and shall hold office until the next annual shareholder meeting or until his successor is elected and duly qualified.

The new officers of the Company as of the closing are Brian Goss, President, David Arslanian, Treasurer, and David Simon, Secretary. Effective with the closing, Brian Goss also became a director of DGLP.  In addition, effective with the closing, Brian Goss, David Arslanian and David Simon also became executive officers of DGLP.